EXHIBIT 3.(i) .2

CERTIFICATE OF AMENDMENT

OF

APPLIED NANOTECH HOLDINGS, INC.

Pursuant to the provisions of Section 3.053 and all other applicable provisions of the Texas Business Organizations Code (the “Code”), Applied Nanotech Holdings, Inc. (the “Corporation”), a corporation organized and existing under the laws of the State of Texas adopts the following Certificate of Amendment to its Amended and Restated Certification of Formation.

1.	The name of the entity is Applied Nanotech Holdings, Inc.

2.	The type of entity is a Texas corporation.

3.	The Amended and Restated Certificate of Formation (the “Certificate of Formation”) shall be amended as follows:

(a)	By deleting the first sentence of Article Four of the Certificate of Formation and replacing it in its entirety as follows:

“Article Four
The Corporation is hereby authorized to issue a total of 162,000,000 shares of capital stock which shall be subdivided into classes as follows – 160 million shares of common stock and 2 million shares of preferred stock.”; and

(b)	By deleting the first sentence under Article Four of the Certificate of Formation under the heading Division A - Common Stock and replacing it in its entirety as follows:

“Division A – Common Stock

One Hundred Sixty Million (160,000,000) shares of the Corporation's capital stock shall be denominated as Common Stock, have a par value of $0.001 per share, and have the rights, powers and preferences set forth in this paragraph.”

4.	These amendments were approved in the manner required by all applicable provisions of the Texas Business Organizations Code and the provisions of all the governing documents of the Corporation.

5.	The said amendments do not involve any exchange, reclassification, or cancellation of issued shares of the Corporation.

6.	The said amendments do not involve a change in the amount of stated capital of the Corporation.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed in its name and on its behalf by its Chief Executive Officer and attested by its Corporate Secretary on this 9th day of February, 2011, hereby declaring and certifying that this is the act and deed of the Corporation and that the statements contained herein are affirmed as true under penalties of perjury.

Applied Nanotech Holdings, Inc.

By:	/s/ Douglas P. Baker
Douglas P. Baker, Chief Executive Officer